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                                                                    EXHIBIT 99.1

                                                              [Preliminary Copy]


[LOGO]
                                                           February ______, 1997


Dear Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders of Keystone Financial, Inc., to be held on Monday, March 17, 1997, at 9:00 a.m., local time, at the Wildwood Conference Center, Harrisburg Area Community College, One HACC Drive, Harrisburg, Pennsylvania. A Notice and Proxy Statement for the meeting follow, and a proxy card and return envelope are enclosed.

     At this Special Meeting, you will be asked to vote on a proposed merger with Financial Trust Corp, Carlisle, Pennsylvania ("FTC"). As a result of this merger, FTC's bank and nonbank subsidiaries will become subsidiaries of the Corporation, and the FTC shareholders will become Corporation shareholders. Acquisition of FTC's subsidiary banks will increase our growing presence in the south central Pennsylvania and western Maryland banking markets. The accompanying Proxy Statement also describes a proposed merger in which First Federal Savings Bank of Western Maryland will be merged into American Trust Bank, N.A., a Keystone subsidiary bank.

     YOUR BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED MERGER WITH FTC DESCRIBED IN THE PROXY STATEMENT IS IN THE BEST INTEREST OF ALL SHAREHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL OF THIS MERGER.

     Your participation as a shareholder in the affairs of the Corporation is encouraged. It is important that your stock be represented at the Meeting, whether or not you are personally able to be present. Accordingly, PLEASE PROMPTLY SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE PAID ENVELOPE PROVIDED FOR YOUR CONVENIENCE. You are urged to do so even if you plan to attend the meeting. Your prompt cooperation and support will be greatly appreciated.

     The Corporation's 1997 Annual Meeting of Shareholders will be held on May 22, 1997. A Notice and Proxy Statement for that Meeting, along with the Corporation's 1996 Annual Report, will be sent to you in late March.

                                         Sincerely,



                                         Carl L. Campbell
                                         President and Chief
                                         Executive Officer